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                                                            EXHIBIT 5.1

                              PALMER & DODGE LLP
                               One Beacon Street
                          Boston, Massachusetts 02108

Telephone: (617) 573-0100                             Facsimile: (617) 227-4420


                               September 4, 1998


V.I. Technologies, Inc.
155 Duryea Road
Melville, New York 11747

Ladies and Gentlemen:

        We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by V.I. Technologies, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 2,146,690 shares (the "Shares") of the Company's Common Stock, $0.01 par value, offered pursuant to the provisions of the Company's 1998 Equity Incentive Plan (the "Plan").

        We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

        Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under Item 5 thereof.


                                                Very truly yours,

                                                /s/ Palmer & Dodge LLP

                                                PALMER & DODGE LLP